Exhibit 5.2

[Letterhead of Kindred Healthcare, Inc.]

October 4, 2011

Ladies and Gentlemen:

I am the Senior Vice President of Corporate Legal Affairs of Kindred Healthcare, Inc., a Delaware corporation (the “Company”), and I am delivering this opinion letter in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to $550,000,000 aggregate principal amount of the Company’s 8.25% Senior Notes due 2019 (the “Exchange Notes”) to be offered in exchange for the Company’s outstanding 8.25% Senior Notes due 2019 originally issued on June 1, 2011. The Exchange Notes are fully and unconditionally guaranteed by each of the guarantors listed in the Registration Statement (the “Guarantors”). The Exchange Notes will be issued under an indenture dated as of June 1, 2011 (the “Base Indenture”), by and between Kindred Escrow Corp. (now merged with and into the Company) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture dated as of June 1, 2011 and the Second Supplemental Indenture dated as of September 28, 2011 (together, the “Supplemental Indentures”), each by and among the Company, the Trustee and the Guarantors named therein. The Base Indenture, as supplemented by the Supplemental Indentures, is herein called the “Indenture.” The Indenture includes the guarantees of the Exchange Notes by the Guarantors.

In arriving at the opinions expressed below, I have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Indenture; and

(c)	the form of the Exchange Notes included in the Indenture.

In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Guarantors listed in Annex A hereto (the “Non-Delaware Guarantors”) and such other documents, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified (i) the accuracy as to factual matters of each document I have reviewed and (ii) that the Exchange Notes will conform to the form thereof that I have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the execution and delivery of the Indenture have been duly authorized by all necessary corporate, limited liability company, partnership, limited partnership or limited liability partnership action, as applicable, by each Non-Delaware Guarantor, and the Indenture has been duly executed and delivered by each Non-Delaware Guarantor.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to me in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and I assume no obligation to advise, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/S/ JOSEPH L. LANDENWICH
Name:	Joseph L. Landenwich
Title:	Senior Vice President of Corporate Legal Affairs

Annex A

Non-Delaware Guarantors	Jurisdiction
American VitalCare, LLC	California
Central Arizona Home Health Care, Inc.	Arizona
Courtland Gardens Health Center, Inc.	Connecticut
Foothill Nursing Company Partnership	California
Helian ASC of Northridge, Inc.	California
Hillhaven–MSC Partnership	California
Home Health Services, Inc.	Utah
J. B. Thomas Hospital, Inc.	Massachusetts
Lafayette Health Care Center, Inc.	Georgia
MedEquities, Inc.	California
New Triumph HealthCare of Texas, LLC	Texas
New Triumph HealthCare, LLP	Texas
PersonaCare of Connecticut, Inc.	Connecticut
Professional Healthcare at Home, LLC	California
RehabCare Group of Amarillo, LP	Texas
RehabCare Group of Arlington, LP	Texas
RehabCare Group of Midland, LP	Texas
RehabCare Group of Texas, LLC	Texas
Salt Lake Physical Therapy Associates, Inc.	Utah
Southern California Specialty Care, Inc.	California
Southern Nevada Home Health Care, Inc.	Nevada
Southern Utah Home Health, Inc.	Utah
Southern Utah Home Oxygen & Medical Equipment, Inc.	Utah
Specialty Hospital of Cleveland, Inc.	Ohio
Specialty Hospital of Philadelphia, Inc.	Pennsylvania
Specialty Hospital of South Carolina, Inc.	South Carolina
THC – Chicago, Inc.	Illinois
THC – Houston, Inc.	Texas
THC – North Shore, Inc.	Illinois
THC – Orange County, Inc.	California
THC–Seattle, Inc.	Washington
Transitional Hospitals Corporation of Indiana, Inc.	Indiana
Transitional Hospitals Corporation of Louisiana, Inc.	Louisiana
Transitional Hospitals Corporation of Nevada, Inc.	Nevada
Transitional Hospitals Corporation of New Mexico, Inc.	New Mexico
Transitional Hospitals Corporation of Tampa, Inc.	Florida
Transitional Hospitals Corporation of Texas, Inc.	Texas
Transitional Hospitals Corporation of Wisconsin, Inc.	Wisconsin
Triumph Hospital Medical Center, L.P.	Texas
Triumph Hospital Northwest Indiana, Inc.	Missouri
Triumph Rehabilitation Hospital Northern Indiana, LLC	Indiana
Tucker Nursing Center, Inc.	Georgia